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Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

        We consent to the use of our report dated April 28, 2005, except for note 40, as to which the date is May 26, 2005 in the Registration Statement and related Prospectus of JSG Funding plc for the registration of €217,500,000 of 7.75% Senior Subordinated Notes due 2015 and $200,000,000 of 7.75% Senior Subordinated Notes due 2015.

/s/ Ernst & Young

Ernst & Young
Dublin, Ireland

May 31, 2005

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Consent Of Independent Registered Public Accounting Firm